Filed pursuant to Rule 433

Registration No. 333-260556

Issuer Free Writing Prospectus dated August 19, 2024

Relating to Preliminary Prospectus Supplement dated August 19, 2024

ROPER TECHNOLOGIES, INC.

PRICING TERM SHEET

August 19, 2024

$500,000,000 4.500% Senior Notes due 2029

$500,000,000 4.750% Senior Notes due 2032

$1,000,000,000 4.900% Senior Notes due 2034

Issuer:	Roper Technologies, Inc.

Trade Date:	August 19, 2024

Settlement Date (T+2)*:	August 21, 2024

Expected Ratings (Moody’s/S&P)**:	Baa2 / BBB+

Securities	Senior Notes due 2029 (the “2029 Notes”)	Senior Notes due 2032 (the “2032 Notes”)	Senior Notes due 2034 (the “2034 Notes”)

Principal Amount:	$500,000,000	$500,000,000	$1,000,000,000

Maturity Date:	October 15, 2029	February 15, 2032	October 15, 2034

Benchmark Treasury:	UST 4.000% due July 31, 2029	UST 4.125% due July 31, 2031	UST 3.875% due August 15, 2034

Benchmark Treasury Price and Yield:	101-04 ¼ / 3.747%	102-02 ¾ / 3.780%	100-04 / 3.860%

Spread to Benchmark Treasury:	T + 85 basis points	T + 100 basis points	T + 110 basis points

Yield to Maturity:	4.597%	4.780%	4.960%

Price to Public:	99.550% of the principal amount	99.814% of the principal amount	99.515% of the principal amount

Coupon:	4.500%	4.750%	4.900%

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2025	February 15 and August 15, beginning February 15, 2025	April 15 and October 15, beginning April 15, 2025

Optional Redemption:	At any time prior to September 15, 2029, at Treasury plus 15 basis points; at any time on or after September 15, 2029 at par; plus, in each case, accrued interest to but excluding the redemption date.	At any time prior to December 15, 2031, at Treasury plus 15 basis points; at any time on or after December 15, 2031 at par; plus, in each case, accrued interest to but excluding the redemption date.	At any time prior to July 15, 2034, at Treasury plus 20 basis points; at any time on or after July 15, 2034 at par; plus, in each case, accrued interest to but excluding the redemption date.

CUSIP# / ISIN#:	776696AG1 / US776696AG14	776696AH9 / US776696AH96	776696AJ5 / US776696AJ52

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Passive Book-Running Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc.	Mizuho Securities USA LLC MUFG Securities Americas Inc. Truist Securities, Inc.	PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BNP Paribas Securities Corp. ING Financial Markets LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.	BNP Paribas Securities Corp. ING Financial Markets LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.	Mizuho Securities USA LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. Truist Securities, Inc.

*

We expect that delivery of the Securities will be made against payment therefor on or about the settlement date specified above, which will be the second business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of this term sheet will be required, by virtue of the fact that the Securities initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to trade the Securities on the date of this term sheet days should consult their own advisor.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling or emailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.